Exhibit 10.5

PRODUCTION SERVICE AGREEMENT

THIS PRODUCTION SERVICE AGREEMENT (the “Agreement”), entered into and effective this 18th day of March, 2003 (the “Effective Date”), is by and between MOLECULAR MEDICINE BIOSERVICES, INC.(“MOLECULAR MEDICINE”), located at 11772 Sorrento Valley Road, Suite 200, San Diego, CA 92121 and GeneMax Corporation (“SPONSOR”) located at 3432 West 13th Ave, Vancouver, British Columbia, V6R2S1.

INTENDING TO BE LEGALLY BOUND, the parties agree as follows:

1.	The PROJECT.

MOLECULAR MEDICINE will perform production services for SPONSOR relating to the fill of adenoviral vector product (the “PRODUCT”), and the performance of such production services, (the “PROJECT”), each term as more fully defined in Section 2 below) using due care in accordance with:

a.	the Scope of Work attached as Exhibit A

b.	Price and Payment Schedule attached as Exhibit B;

c.	the Schedule of Work attached as Exhibit C; and

d.	current Good Manufacturing Practices as set forth in US 21CFR Parts 210 and 211 applicable to pilot scale facilities and 21 CFR Part 600 applicable to biologies;

all as may be amended from time to time. MOLECULAR MEDICINE will make a good faith effort to start and complete the PROJECT in a timely fashion and will notify SPONSOR if it determines there are likely to be substantial changes in the proposed start or completion dates of the PROJECT.

2.	Definitions. As used herein, the following capitalized terms shall have the meanings set forth below:

2.1 DATA: All documentation, records, data, required retain samples, or other work generated by MOLECULAR MEDICINE during and in connection with the PROJECT.

2.2 PRODUCT: Finished product to be produced by MOLECULAR MEDICINE as described in Exhibit A and meeting the Technical Specifications set forth in Exhibit A.

2.3 PROJECT: Scope of activities necessary to deliver the PRODUCT to the SPONSOR under the terms as set forth in this agreement; the Scope of Work under Exhibit A and the Schedule of Work attached as Exhibit C.

2.4 PROJECT MATERIALS: All compounds, materials, or other substances necessary to perform the PROJECT and deliver the finished PRODUCT described in Exhibit A including sufficient and comprehensive data as may be required by MOLECULAR MEDICINE concerning stability, storage and safety requirements.

3.	Project Procedures.

3.1 Project Materials. SPONSOR shall provide MOLECULAR MEDICINE with sufficient quantities of PROJECT MATERIALS necessary to perform the PROJECT and deliver the finished PRODUCT described in Exhibit A. Except as specifically agreed by the parties, or unless prohibited by law or regulation, any remaining supplies of PROJECT MATERIALS shall be returned to SPONSOR upon completion of the project..

3.2 Timetable. MOLECULAR MEDICINE will make a good faith effort to start and complete the PROJECT in a timely fashion in accordance with the Schedule of Work attached as Exhibit C, it being understood that as long as MOLECULAR MEDICINE makes such good faith efforts, the failure of MOLECULAR MEDICINE to meet the Schedule of Work shall not be deemed to be a default by MOLECULAR MEDICINE of its obligations hereunder. MOLECULAR MEDICINE will notify SPONSOR if it determines there are likely to be substantial changes in the proposed start or completion dates of the PROJECT.

3.3 Data. All DATA generated by MOLECULAR MEDICINE in the course of the PROJECT shall be the property of MOLECULAR MEDICINE, and shall be maintained by MOLECULAR MEDICINE for the benefit of SPONSOR during the term of this Agreement. SPONSOR shall have access to DATA produced in connection with the PROJECT described in this Agreement. Unless otherwise agreed between the parties, upon completion of the PROJECT, MOLECULAR MEDICINE shall store and maintain all DATA in accordance with all applicable legal and regulatory requirements for a period of five (5) years (or such shorter period as may be permitted by law). Upon the expiration of such five-year retention period, MOLECULAR MEDICINE shall make a good faith effort to contact SPONSOR concerning the disposition of DATA. MOLECULAR MEDICINE will limit access to DATA relating to the PROJECT to MOLECULAR MEDICINE staff as needed. To the extent practicable, MOLECULAR MEDICINE will remove any references to the SPONSOR’S technology from the DATA. Any information related directly to SPONSOR’S technology will be returned to SPONSOR at completion of the Agreement. In the event SPONSOR wishes the DATA to be retained by MOLECULAR MEDICINE beyond the five-year retention period, SPONSOR will pay MOLECULAR MEDICINE, in advance, its then-current standard annual storage fee for the retention of such DATA. If for any reason the fee is not paid, (e.g. SPONSOR cannot be located, SPONSOR has not responded, etc.) MOLECULAR MEDICINE may dispose of the DATA as it sees fit. It shall be SPONSOR’S responsibility to assure MOLECULAR MEDICINE has a current address for SPONSOR.

3.4 Changes. SPONSOR may request reasonable changes in the Technical Specifications described in Exhibit A prior to PROJECT completion. To be effective, all such proposed changes, including changes in the price and projected completion date of the PROJECT, shall be described in writing by authorized representatives of both MOLECULAR MEDICINE and SPONSOR and signed by both parties.

3.5 Testing. Should, during the course of conducting this PROJECT, regulatory testing requirements covering the PRODUCT change such that additional expense would be incurred by MOLECULAR MEDICINE to satisfy the terms of this Agreement, those expenses will be the responsibility of the SPONSOR.

3.6 Inventions; Grant Back License. In performing the PROJECT, MOLECULAR MEDICINE may develop ideas, know-how, inventions, techniques, improvements and other technology, whether or not patentable or copyrightable, and associated intellectual property relating to the PROJECT (collectively “INVENTIONS”). SPONSOR agrees that all INVENTIONS shall be owned by MOLECULAR MEDICINE. MOLECULAR MEDICINE hereby agrees to grant to SPONSOR a non-exclusive license, with the limited right to sub-license as described herein below, to any and all inventions made, conceived and/or reduced to practice by MOLECULAR MEDICINE during the course of, and/or resulting from, the performance of the PROJECT, provided that such inventions relate directly and exclusively to the manufacture of the PRODUCT. SPONSOR’S license right under this clause shall not extend to inventions, processes or technology that are developed by MOLECULAR prior to its undertaking the PROJECT or that is not related directly and exclusively to the manufacture of the PRODUCT. SPONSOR shall only sublicense its rights under this clause to existing and future users of the PRODUCT. With respect to any inventions arising from and the PROJECT, US patent laws will be followed. This project infers no license or intellectual property rights to MOLECULAR MEDICINE by SPONSOR for any SPONSOR-related intellectual property existing prior to undertaking the project.

4.	Project Completion.

4.1 Notice and Delivery. MOLECULAR MEDICINE shall notify SPONSOR by overnight mail when PRODUCT is complete and when quality assurance review of PRODUCT has been completed by MOLECULAR MEDICINE. Risk of loss for the PRODUCT shall be the responsibility of SPONSOR upon release of PRODUCT from MOLECULAR MEDICINE’S premises (FOB shipping point) to a commercially reliable shipper that carries sufficient insurance in accordance with industry standards. SPONSOR must acknowledge notification of PROJECT Completion to an authorized representative of MOLECULAR MEDICINE within ten (10) working days of formal notification by MOLECULAR MEDICINE.

4.2 Product Storage. MOLECULAR MEDICINE agrees to hold SPONSOR’S PRODUCT for up to 90 days after SPONSOR’S acknowledgement of PROJECT Completion or 90 days after MOLECULAR MEDICINE’S notice to SPONSOR of the PROJECT Completion, whichever is shorter. PRODUCT held at MOLECULAR MEDICINE beyond the foregoing Product Storage intervals shall be subject to MOLECULAR MEDICINE’S standard terms and conditions of storage and its standard group storage fees.

5.	Confidentiality. During the performance of the PROJECT and for five (5) years after the termination or expiration of this Agreement, each party shall treat the trade secrets and other proprietary or confidential information disclosed to such party (the “RECEIVING PARTY”) by the other party (the “DISCLOSING PARTY”) under this Agreement and marked by the DISCLOSING PARTY as confidential, as the proprietary and confidential information of the DISCLOSING PARTY (“PROPRIETARY INFORMATION”), and shall maintain all PROPRIETARY INFORMATION in strict trust and confidence and shall not disclose any PROPRIETARY INFORMATION to any third party or use any PROPRIETARY INFORMATION except as may be authorized elsewhere in this Agreement or by the DISCLOSING PARTY’S prior written consent. For purposes of this Agreement (i) PROPRIETARY INFORMATION of the SPONSOR shall include the Technical Specifications described in Exhibit A, and (ii) PROPRIETARY INFORMATION of MOLECULAR MEDICINE shall include all DATA.

Not withstanding any other provision of this Agreement, the RECEIVING PARTY shall have no liability or obligation to the DISCLOSING PARTY for, nor be in any way restricted in, its disclosure of or use of any information that:

a)	is already known to the RECEIVING PARTY at the time of the DISCLOSING PARTY’S disclosure;

b)	is or becomes publicly known by any means other than through a wrongful act of the RECEIVING PARTY, its employees or agents;

c)	is received from a third party entitled to make such a transfer without violating an obligation of confidentiality;

d)	is independently developed by or for the RECEIVING PARTY;

e)	is disclosed in response to an order of a court or other governmental body or regulatory authority with competent jurisdiction over the RECEIVING PARTY; or is otherwise required to be disclosed by law.

6.	Facility Visits. MOLECULAR MEDICINE shall permit SPONSOR’S representatives to visit MOLECULAR MEDICINE facilities during normal working hours, upon reasonable notice and with reasonable frequency to observe PROJECT progress, discuss the PROJECT with appropriate officials of MOLECULAR MEDICINE, and to inspect records and DATA relevant to the PROJECT. Facility visits shall also be permitted during the DATA retention period.

7.	Use of Names. SPONSOR shall not use the name of MOLECULAR MEDICINE or its employees in any advertising or sales promotion materials or in any publication without prior written consent of MOLECULAR MEDICINE. MOLECULAR MEDICINE shall not use SPONSOR’S name or the names of SPONSOR’S employees in any advertising or sales promotion materials or in any publication without prior written consent of SPONSOR. Notwithstanding the foregoing, SPONSOR may identify MOLECULAR MEDICINE as the source of the PRODUCT in any regulatory submission associated with the PROJECT without prior written consent.

8.	Regulatory Issues: SPONSOR acknowledges that the MOLECULAR MEDICINE’S manufacturing technology, as well as any technology licensed to MOLECULAR MEDICINE from third parties, and any information related respectively thereto that is filed with the FDA or other health regulatory authorities in countries other than the United States, is of crucial importance to MOLECULAR MEDICINE and to such licensing parties, as well as to all other SPONSORS benefiting from MOLECULAR MEDICINE’S technology. Such information includes all process related Biologic (Type II) Master Files and Facility (Type V) Drug Master Files. MOLECULAR MEDICINE agrees to provide SPONSOR with letters of cross-reference to all Master Files as appropriate. To assist in preserving the integrity and value of such technology, SPONSOR agrees that it will not, on its own initiative, analyze or engage in any research of such technology that may be reasonably expected to raise safety concerns with the FDA regarding the use of such technology in the PROJECT. If SPONSOR reasonably believes that such a study is necessary, SPONSOR shall consult with MOLECULAR before engaging in such a study. SPONSOR further agrees to promptly notify MOLECULAR MEDICINE of any and all communications and/or concerns expressed by the FDA or any other health regulatory authority relating to the development and manufacture of the PRODUCT including MOLECULAR MEDICINE’S manufacturing technology, and agrees to consult with MOLECULAR MEDICINE to resolve any such concerns with the FDA or such other authority. Non-compliance with the obligation to consult with MOLECULAR MEDICINE to resolve such concerns with the FDA by SPONSOR shall be deemed to be a material breach of SPONSOR’S obligations under this Agreement, permitting MOLECULAR MEDICINE at its sole discretion to terminate immediately all or part of this Agreement pursuant to Section 23.3, in addition to such other rights that MOLECULAR MEDICINE may have under law.

9.	Limited Warranty. MOLECULAR MEDICINE shall perform the PROJECT with due care in accordance with the Technical Specifications set forth in Exhibit A, Good Manufacturing Practices, and all legal requirements. Any claim by SPONSOR for a breach of such warranty shall be made in writing to MOLECULAR MEDICINE on or before the first anniversary of the date that SPONSOR is notified PRODUCT is complete. The sole remedy of SPONSOR for breach of this warranty shall be, at the SPONSOR’S option, for MOLECULAR MEDICINE to perform the PROJECT again, or to perform again such portions of the PROJECT as may be required to correct the deficiency, or to refund money spent equivalent to the value of work done by MOLECULAR MEDICINE. MOLECULAR MEDICINE SHALL NOT BE RESPONSIBLE FOR GENETIC ALTERATIONS, INCLUDING THE FORMATION OF REPLICATION- COMPETENT VIRUSES (SUCH AS REPLICATION-COMPETENT ADENOVIRUS OR REPLICATION-COMPETENT RETROVIRUS) THAT OCCURS DURING PRODUCTION OF THE PRODUCT. SUCH GENETIC ALTERATIONS SHALL NOT BE THE BASIS

FOR A WARRANTY CLAIM BY SPONSOR. UNDER NO CIRCUMSTANCES SHALL MOLECULAR MEDICINE BE LIABLE TO SPONSOR OR ANY THIRD PARTY CLAIMING BY OR THROUGH SPONSOR FOR ANY CONSEQUENTIAL, SPECIAL, OR OTHER DAMAGES, AND THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPLICIT OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MOLECULAR MEDICINE’S LIABILITY TO SPONSOR FOR THE BREACH OF ANY TERMS AND CONDITIONS OF THE SPECIFICATIONS SHALL IN NO EVENT EXCEED THE FEE PAID BY SPONSOR TO MOLECULAR MEDICINE IN CONNECTION WITH THE PROJECT.

10.	Indemnification.

10.1 Indemnification by SPONSOR. SPONSOR shall defend, indemnify and hold harmless MOLECULAR MEDICINE, its members, managers, officers, employees and agents (collectively the “MOLECULAR MEDICINE Indemnitees”) from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or claims for injury or damages arising out of the manufacture, sale or use of the PRODUCT, provided that SPONSOR shall have no obligation to indemnify the MOLECULAR MEDICINE Indemnitees for any liability, loss, expense (including attorney’s fees), or claims for injury or damages arising solely from the negligence or willful misconduct of the MOLECULAR MEDICINE Indemnitees.

10.2 Indemnification bv MOLECULAR MEDICINE. MOLECULAR MEDICINE shall defend, indemnify and hold harmless SPONSOR, its officers, directors, employees and agents (collectively the “SPONSOR’S Indemnitees”) from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or claims for injury or damages arising solely out of the negligence or willful misconduct of the MOLECULAR MEDICINE Indemnitees, provided that MOLECULAR MEDICINE shall have no obligation to indemnify the SPONSOR’S Indemnitees for any liability, loss, expense (including attorneys’ fees), or claims for injury or damages arising solely from the negligence or willful misconduct of the Sponsor’s Indemnitees.

10.3 Notification. The obligation of either party to indemnify the other pursuant to this Agreement shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suit or service of process; control by the indemnitor over the conduct and disposition of any claim, demand or suit; and cooperation by the indemnitee in the defense of the demand or suit.

11.	Payment Terms. SPONSOR agrees to pay promptly all fees and expenses in accordance with the terms set forth in this Agreement. Failure to timely pay any of such amounts shall be deemed to be a material breach of SPONSOR’S obligations under this Agreement, permitting MOLECULAR MEDICINE at its sole discretion to terminate immediately all or part of this Agreement pursuant to Section 23.3, in addition to such other rights that MOLECULAR MEDICINE may have under law.

12.	Compliance with Law. SPONSOR will not use, transport, store, or dispose of the PRODUCT in a manner inconsistent with (a) laws, regulations, rules or ordinances applicable to the PRODUCT, including without limitation, all applicable requirements and procedures of the United States Food and Drug Administration, or (b) health and safety standards and procedures generally used in the industry. SPONSOR shall obtain assurance of compliance with the preceding sentence from any of its affiliates, agents, or assignees who use, transport, store, or dispose of the PRODUCT.

13.	Excused Performance. Neither party shall be responsible for failure or delay in performance of its obligations under or in connection with this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, governmental actions, fire, labor difficulty, shortages, war, revolution, civil disturbances, terrorism, sabotage, blockade, embargo, explosion, transportation problems, interruptions of power or of communication, failure of suppliers or subcontractors, or natural disasters.

14.	Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, legal representatives and heirs. Either party may assign or transfer its rights and obligations under this Agreement to a successor to all or substantially all of its assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise upon written notice to the other party. SPONSOR has the right to approve assignment of rights and obligations of this agreement to a successor should the nature of business of the assignee compromise the technical position of SPONSOR. If SPONSOR does not approve of the assignee then SPONSOR has the right to terminate the Agreement upon written notice within ten days. In this event SPONSOR will be responsible for cost borne by MOLECULAR MEDICINE to date of termination as well as costs incurred by MOLECULAR MEDICINE that are caused by the termination.

15.	Independent Contractors. Nothing in this Agreement shall be construed to create any relationship between MOLECULAR MEDICINE and SPONSOR other than of independent contracting parties. Neither party shall have any right, power, or authority to assume, create or incur an expense, liability, or obligation, express or implied, on behalf of the other.

16.	Waiver. No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any provision of this Agreement.

17.	Severability. If any part, term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of the Agreement shall not be affected, and the agreement shall remain in full force and effect.

18.	Choice of Law. This Agreement shall be governed by the laws of the State of California, regardless of the choice of law provisions of California or any other jurisdiction.

19.	Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

20.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Entire Agreement. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

22.	Non-solicitation and non-hire. SPONSOR agrees not to solicit or hire personnel from MOLECULAR MEDICINE for production or process development of viral vectors for a period of two (2) years after completion of PROJECT unless agreed to in writing by MOLECULAR MEDICINE.

23.	Term and Termination. The term of this Agreement is from the Effective Date through the completion of projects described in Exhibit A (the “Term”), unless extended upon the agreement of the parties.

23.1 Termination by SPONSOR. SPONSOR may terminate this AGREEMENT at any time for any reason, or no reason, upon thirty (30) days written notice. Upon receipt of notice of termination from SPONSOR, MOLECULAR MEDICINE shall use its best efforts to limit or terminate any outstanding financial commitments for which SPONSOR is to be held responsible. SPONSOR shall reimburse MOLECULAR MEDICINE for all costs incurred by it for services set forth in Exhibit A performed by MOLECULAR MEDICINE prior to the effective date of termination, including all noncancellable obligations. If SPONSOR terminates the Agreement under this Section (23.1) or MOLECULAR MEDICINE terminates this Agreement pursuant to Section (23.3) due to SPONSOR’S breach, in addition to any reimbursable expenses provided for above, SPONSOR is obligated to pay a termination fee equal to ninety four thousand and two hundred and fifty dollars ($94,250). The contract initiation fee represents termination charges. At MOLECULAR MEDICINE’S sole discretion, MOLECULAR MEDICINE will make a good faith effort to reduce this termination fee by replacing lost production time made available by such termination with an alternative production. In this event, MOLECULAR MEDICINE will return any residual portion of SPONSOR’S initiation fee as determined by MOLECULAR MEDICINE. MOLECULAR MEDICINE will co-operate with SPONSOR in the transfer of material and DATA related to SPONSOR’S PROJECT as directed by the SPONSOR. If SPONSOR terminates as provided for in section 23.3, it shall not be obligated for payment of the Termination Fee.

23.2 Termination by MOLECULAR MEDICINE. MOLECULAR MEDICINE may terminate this AGREEMENT at any time for any reason, or no reason, upon thirty (30) days’ written notice. Upon giving notice of such termination, MOLECULAR MEDICINE shall use its best efforts to limit or terminate any outstanding financial commitments for which SPONSOR is to be held responsible. SPONSOR shall reimburse MOLECULAR MEDICINE for all costs incurred by it for services set forth in Exhibit A performed by MOLECULAR MEDICINE prior to the effective date of termination, including all noncancellable obligations.

23.3 Termination for Material Breach. Either party shall have the right to terminate this Agreement upon written notice to the other party if, after receiving written notice of a material breach of this Agreement, the other party fails to cure such breach within (i) ten (10) days from the date of such notice concerning a breach of any payment obligation, or (ii) thirty (30) days from the date of such notice pertaining to all other breaches.

23.4 Surviving Obligations. Termination or expiration of this Agreement shall not affect any accrued rights of either party. The terms of Sections 2, 3.1, 3.3,3.6, 4.2, 5, 7, 8, 9, 10, 11, 12, 18, 19, 21,22, 23 and 25 of this Agreement shall survive termination of this Agreement.

23.5 Notice. Notice of termination shall be in writing, by registered mail, to the terminated party.

24.	Additional Projects. The parties acknowledge that from time to time SPONSOR may request MOLECULAR MEDICINE to undertake additional projects involving production services. In such event, the parties shall agree upon new Exhibits A, B, and C for each project, with such exhibits to reference this Agreement. Except as set forth in such revised exhibits, all other terms and conditions of this Agreement shall apply to subsequent projects.

25.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be (a) mailed by registered or certified first-class mail, return receipt requested, (b) mailed by Federal Express or other overnight delivery service, (c) transmitted by facsimile, or (d) delivered personally. Such notices will be deemed to have been sufficiently given for all purposes (i) five (5) days after mailing by registered first class mail, (ii) two (2) days after sending by overnight delivery service, (iii) the same day if sent by facsimile transmission with electronic confirmation of transmission if transmission is confirmed during the recipient’s normal business hours, or otherwise on the recipient’s next business day, or (iv) immediately if personally delivered. Unless otherwise specified in writing, any notices will be sent to the following addresses:

If to MOLECULAR MEDICINE:	MOLECULAR MEDICINE BIOSERVICES, INC.
11772 Sorrento Valley Road
Suite 200
San Diego, CA 92121
Attention: Renee Bozeat c/o Greg Cerra

If to SPONSOR:	GENEMAX CORPORATION
400 – 1681 Chestnut Street
Vancouver, British Columbia V6J 4M6

Attention: Tim Vitalis Ph.D.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOLECULAR MEDICINE BIOSERVICES, INC.

By:	/s/ David Backer	3/18/03

	David Backer	Date
President

GENEMAX CORPORATION

By:	/s/ Ronald Handford	3/18/03

	Ronald Handford	Date
CEO